Exhibit 99.02

      BROOKE CREDIT CORPORATION ANNOUNCES SELECTED RESULTS FOR JANUARY 2005

        OVERLAND PARK, Kan., Feb. 28 /PRNewswire-FirstCall/ -- Michael Lowry, President of Brooke Credit Corporation, the finance subsidiary of Brooke Corporation (Amex: BXX), announced selected January 2005 results.

        Lowry announced that loan portfolio balances for Brooke Credit Corporation totaled approximately $185,000,000 on January 31, 2005, as compared to loan portfolio balances of approximately $183,000,000 on December 31, 2004, and approximately $179,000,000 on November 30, 2004. Portfolio balances exclude loan balances of Brooke Credit Corporation's parent and sister companies.

        Lowry also announced that during January, Brooke Credit Corporation received net interest and servicing income of approximately $510,000. Additionally, Lowry announced that Brooke Credit Corporation received loan fee income of approximately $181,000, from newly originated loans. To help observers put the January revenue results into perspective, Lowry noted that during the preceding 12 months, the monthly average of net interest and servicing income totaled approximately $410,000 and loan fee income averaged approximately $201,000.

        Lowry also announced that during January, Brooke Credit Corporation incurred a loss on loan sale activities of approximately $127,000. The Company typically experiences a loss on loan sale activities when the monthly write-down of retained interest asset to fair market value on previously sold loans exceeds the gains from new loan sales activities within a given month. To help observers put this January revenue result into perspective, Lowry noted that during the preceding 12 months, the monthly average of gain on loan sale revenues totaled approximately $206,000.

        All revenue results included within this press release exclude revenues derived from lending activities with parent and sister companies.

        Brooke Corporation expects to announce its fourth quarter and fiscal year 2004 consolidated financial results in March 2005.

        About our company ... Brooke Credit Corporation is a subsidiary of Brooke Corporation (Amex: BXX) that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Loan portfolio balances totaled approximately $185,000,000 on January 31, 2005. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset backed securitizations. The Brooke organization was founded on the belief that local business owners distribute insurance and financial services more efficiently than others if supported by a franchise system.

        Email Distribution ... If you would like to receive electronic press release information then please visit the "Investor Relations" section of Brooke Corporation's website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

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        This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to Brooke Corporation's most recent annual and quarterly reports, which are available from Brooke Corporation without charge or at http://www.sec.gov , for a more complete description of Brooke's business.

SOURCE  Brooke Corporation
        -0-                             02/28/2005
        /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123, larsa@brookecorp.com /
        /Web site:  http://www.brookecorp.com